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                                                                    EXHIBIT 12.1

                        WORLDWIDE FLIGHT SERVICES, INC.
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                 THREE
                                                                MONTHS     NINE MONTHS
                                                                 ENDED        ENDED
                                                               MARCH 31,   DECEMBER 31,
                                  1996      1997      1998       1999          1999         2000
                                 -------   -------   -------   ---------   ------------   --------
                                                   (IN THOUSANDS EXCEPT RATIOS)
Earnings:
  Earnings (loss) from
     continuing operations
     before income taxes and
     extraordinary loss........  $ 7,450   $ 7,695   $10,794    $1,619       $(2,660)     $(16,474)
  Add: Total fixed charges.....    4,550     3,686     4,532     1,214        14,550        30,278
  Less: Interest capitalized...       --        --        --        --            --            --
                                 -------   -------   -------    ------       -------      --------
          Total earnings.......  $12,000   $11,381   $15,326    $2,833       $11,890      $ 13,804
                                 =======   =======   =======    ======       =======      ========
Fixed charges:
  Interest:....................  $    --   $    --   $    --    $   --       $ 9,438      $ 21,260
  Portion of rental expense
     representative of the
     interest factor...........    4,550     3,686     4,532     1,214         4,600         7,086
  Amortization of debt
     expense...................       --        --        --        --           512         1,932
                                 -------   -------   -------    ------       -------      --------
          Total fixed
            charges............  $ 4,550   $ 3,686   $ 4,532    $1,214       $14,550      $ 30,278
                                 =======   =======   =======    ======       =======      ========
Ratio of earnings to fixed
  charges......................      2.6x      3.1x      3.4x      2.3x             (a)           (a)
                                 =======   =======   =======    ======       =======      ========

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(a)  The ratio of earnings to fixed charges is computed assuming that 1/3 of rental expense is representative of the interest factor. Earnings were insufficient to cover fixed charges by $2,660,000 and $16,474,000 for the nine months ended December 31, 1999 and the year ended December 31, 2000, respectively.